Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

DYNEGY COMPLETES ACQUISITION OF ENGIE’S U.S. PORTFOLIO

—Bolsters Dynegy’s Position as the Premier, Low-Cost Independent Power Producer—

HOUSTON (February 7, 2017) — Dynegy Inc. (NYSE: DYN) today completed its acquisition of ENGIE’s United States portfolio for a total purchase price of $3.3 billion.

The portfolio consists of 9,017 megawatts (MW) of generation capacity, more than 90% of which is gas-fueled. The plants are located in the Texas ERCOT, PJM and ISO-New England markets, the best and most competitive power markets in the country. The addition of the ENGIE asset portfolio enhances the Company’s strategy of driving efficiencies to become the low-cost industry leader. Dynegy now owns more than 31,000 MW of low-cost generating capacity—enough to power 25 million homes.

“Since 2013, we have transformed Dynegy’s fuel and geographic asset mix and increased our fleet longevity through a series of acquisitions, tripling our capacity in just a few short years,” said Robert C. Flexon, Dynegy President and CEO. “The ENGIE acquisition adds strategic assets in key markets and leverages our low-cost scalable operating platform, furthering our position as the low-cost operator among our peers.”  The ENGIE transaction adds efficient assets that enhance Dynegy’s existing portfolio in PJM and ISO New England, and diversifies the Company’s geographic markets by establishing a new presence in the Texas ERCOT market. The predominantly gas-fueled ENGIE portfolio increases Dynegy’s overall natural gas-fueled capacity to nearly 2/3 of our total generation.

TRANSACTION SYNERGIES

Dynegy will leverage its scale and proven approach to integration and synergy achievement to maximize the value of transaction. The Company’s integration will be swift with the majority of our initial $90 million synergy target to be achieved within the first 30 days of closing. An updated and increased synergy target will be announced in the near future.  The synergies are primarily derived from operations and maintenance, procurement and the elimination of redundant corporate platform costs.

TRANSACTION TERMS AND BOARD APPOINTMENT

As previously announced, pursuant to the closing of the transaction, Dynegy acquired ECP’s 35% interest in the joint venture, and owns 100% of the acquired business. Dynegy has assumed ECP’s share of the upfront equity funding at closing, and paid ECP the revised discounted floor price of $375 million post-closing. This step allows Dynegy to reduce the cost of the acquisition and accelerate the full integration of the ENGIE portfolio into the Company’s existing business.

In connection with the terms of the transaction with ECP, the Dynegy Board of Directors has named Tyler Reeder as a representative from ECP to its Board. ECP has the right to appoint one director to the Board so long as its common stock ownership in Dynegy is at least 10%. Mr. Reeder is a Partner of Energy Capital Partners. Prior to joining Energy Capital in 2006, he was a member of the Texas Genco, LLC management team until the sale of the company to NRG Energy in 2006. While at Texas Genco, Mr. Reeder was the head of the asset optimization desk and managed the generation portfolio’s power and fuel positions. From 1998 to 2002, he was a Director for Energy Markets and a Finance Manager at Orion Power Holdings, Inc., where he was responsible for power marketing, transaction analysis and execution. From 1996 to 1998, he worked at Goldman Sachs. Mr. Reeder received a B.A. in Economics from Colgate University.

NEWLY ACQUIRED GENERATING ASSETS

PLANT	LOCATION	MARKET	NET CAPACITY (MW)	OWNERSHIP INTEREST	PRIMARY FUEL
Coleto Creek	Goliad, TX	ERCOT	635	100%	Coal
Ennis	Ennis, TX	ERCOT	370	100%	Gas
Hays	San Marcos, TX	ERCOT	1,107	100%	Gas
Midlothian	Midlothian, TX	ERCOT	1,712	100%	Gas
Wharton	Boling, TX	ERCOT	85	100%	Gas
Wise	Poolville, TX	ERCOT	787	100%	Gas
Bellingham	Bellingham, MA	ISO-NE	566	100%	Gas
Bellingham NEA	Bellingham, MA	ISO-NE	157	50%	Gas
Blackstone	Blackstone, MA	ISO-NE	544	100%	Gas
Milford	Milford, MA	ISO-NE	171	100%	Gas
Armstrong	Shelocta, PA	PJM	753	100%	Gas
Calumet	Chicago, IL	PJM	380	100%	Gas
Hopewell	Hopewell, VA	PJM	370	100%	Gas
Northeastern	McAdoo, PA	PJM	52	100%	Coal
Pleasants	Saint Marys, WV	PJM	388	100%	Gas
Sayreville	Sayreville, NJ	PJM	170	50%	Gas
Troy	Luckey, OH	PJM	770	100%	Gas

ABOUT DYNEGY

At Dynegy, we generate more than just power for our customers. We are committed to being a leader in the electricity sector. Throughout the Northeast, Mid-Atlantic, Midwest and Texas, Dynegy operates power generating facilities capable of producing enough energy to power about 25 million American homes. We’re proud of what we do, but it’s about much more than just output. We’re always striving to generate power safely and responsibly for our wholesale and retail electricity customers who depend on that energy to grow and thrive.

FORWARD-LOOKING STATEMENT

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” particularly those statements concerning: Dynegy’s strategy enhancements; Dynegy being the low-cost operator among peers; the ISO-New England, PJM and Texas ERCOT markets and the anticipated benefits associated with such markets; and the anticipated synergies resulting from the acquisition and the timing to achieve such synergies. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2015 Form 10-K and subsequent Forms 10-Q. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) problems may arise in successfully integrating the ENGIE portfolio power facilities into Dynegy’s current portfolio, which may result in Dynegy not operating as effectively and efficiently as expected; (ii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iii) the transaction may involve unexpected costs or unexpected liabilities; (iv) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (v) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc.

Media:	David Onufer, 713-767-5800

Analysts:	713-507-6466